ADVANCED MERGER PARTNERS, INC.

c/o Saddle Point Management, L.P.

555 West 57th Street, Suite 1326

New York, NY 10019

February 25, 2021

VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

100 F. Street, N.E.

Washington, D.C. 20549

Attention: Kevin Dougherty, Karina Dorin, Wei Lu, Ethan Horowitz

Re:	Advanced Merger Partners, Inc.
Registration Statement on Form S-1

Filed February 1, 2021, as amended

File No. 333-252624

Ladies and Gentlemen:

Advanced Merger Partners, Inc. (the “Company”) hereby requests that the effective date of the Company’s Registration Statement on Form S-1, as amended (File No. 333-252624), be accelerated under Rule 461 of the Securities Act of 1933, as amended, so that it will be declared effective at 4:00 p.m., Eastern time, on Monday, March 1, 2021, or as soon thereafter as possible.

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Sincerely,

ADVANCED MERGER PARTNERS, INC.

By:	/s/ Roy J. Katzovicz
	Name:	Roy J. Katzovicz
	Title:	Chief Executive Officer

[Signature Page to Acceleration Request]